Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 15, 2020, relating to the balance sheet of CC Neuberger Principal Holdings II as of May 19, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from May 12, 2020 (inception) through May 19, 2020, appearing in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-239875 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 30, 2020